SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1/A

(Notice of Revision)

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GAS AND OIL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of jurisdiction of incorporation or organization)	1382.03 (Primary Standard Industrial Classification Code Number)	52-2329102 (I.R.S. Employer Identification No.)

GAS AND OIL TECHNOLOGIES, INC.
6320 Canoga Ave., Suite 1500
Woodland Hills, CA 91367
(866) 243-5125
(818) 227-5143
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John M. Williamson, Esq.
5775 Los Angeles Avenue, Suite 228
Simi Valley, California 93063
(Name, address, including zip code, and telephone number, including area code, of agent for service)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities       Proposed Maximum            Amount of
         to be Registered           Aggregate Offering Price(1)  Registration Fee

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Common stock, $1.00
par value per share                      $60,000,000                    $15,000

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion as soon as practical after the effective date of the Registration Statement

NOTE TO STOP THE S-1 FORM AND FINANCIAL STATEMENTS FILED ON OCTOBER 15, 2001

The information and financial statements of the S-1 form filed on October 15, 2001 containing a preliminary prospectus was not complete. The form was not intended to be used to sell securities nor was it intended to be used to solicit investments. The company did not sell any securities of Gas and Oil Technologies, Inc., refused to sell securities and did not promise to sell securities. The company did not engage in any activities promoting the sell of securities. No Securities were sold.

The company intends to file a revised S-1 form which will contain revisions and full disclosures in the business discussions as required by the applicable Securities and Exchange Commission laws and regulations. The revisions are being done to (a) Business Discussions, (b) Management's Discussion and Analysis and (c) Full revision of the financial statements from the inception of the company to present. Disclosing the revenue recognition policies, description on how we applied the policies to each revenue policies. (i.e. Research and development service, license agreements, product sales, consulting) and payment form (i.e. up-front fees, milestone fees, royalty payments). With different revenue recognition policies followed for a particular major revenue stream or payment from form S-1 filed on October 15, 2001. It will contain varying facts, circumstances or contractual terms, each policy will be separately described, each agreement described, necessary to discuss the facts and circumstances resulting in the culmination of the earning process. Disclosure of accounting policies for multi-element arrangements. Disclosure of the major terms of material arrangements/agreements.

Gas and Oil Technologies, Inc. anticipates to file the revised S-1 form upon completion of the audit.